Contact:
Yeon-su Kim
Secretary
Tremisis Energy Acquisition Corporation II
(+82) 2-576-0466

David J. Yoo
Director
Tremisis Energy Acquisition Corporation II
(201) 849-4488

FOR IMMEDIATE RELEASE

TREMISIS ENERGY ACQUISITION CORPORATION II
APPOINTS NEW DIRECTORS AND OFFICERS

Houston, Texas, March 13, 2009 – Tremisis Energy Acquisition Corporation II (NYSE AMEX: TGY.U, TGY, TGY.WS) announced today that it has entered into an agreement with the Company’s stockholders prior to its initial public offering (“Initial Stockholders”) and SoftForum Co., Ltd. and Mr. Sang-Chul Kim (collectively, the “Investors”) pursuant to which (i) each of Lawrence S. Coben, Stephen N. Casati, Jon Schotz and Charles A. Norris resigned from his position as officer and/or director of the Company, (ii) Ronald D. Ormand, the Company’s President, Chief Financial Officer and Director, resigned from his position as President and was appointed as Co-Chief Executive Officer of the Company and will serve in such capacity, as well as in his existing capacity as Chief Financial Officer and Director, until the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 at which time he will resign from all of his positions except as a member of the Board of Directors and (iii) Mr. Kim was appointed as Chairman of the Board and Co-Chief Executive Officer and each of Seung Jung Ro, Jhong Won Kim and David Jin Yoo was appointed as a member of the Board of Directors.  Mr. Kim is the CEO and chairman of Dawin Technology Inc. and chairman of SoftForum Co., Ltd. and SF Investment Co., Ltd. Additionally, Yeon-su Kim was appointed as Secretary, and will be appointed as Chief Financial Officer upon Mr. Ormand’s resignation of such position.

Neither Mr. Kim nor Ms. Kim has entered into an employment agreement with the Company and will not receive any cash or other compensation from the Company for services rendered to the Company until following the Company’s consummation of a business combination.

“Over the last five years, we have successfully identified and acquired numerous businesses in emerging growth markets that have created positive returns for our investors” said Sang-Chul Kim. “We see the current global economic crisis as a very unique opportunity to acquire dynamic, well-run operating companies seeking a U.S. public listing and access to expansion capital at historically attractive prices which we believe ultimately will benefit the public stockholders of Tremisis. We look forward to working together with the existing Tremisis team to deliver a compelling, value-added investment opportunity for all of our stockholders.”

Ronald D. Ormand stated, “We are excited to have Messrs. Kim, Ro, Yoo and Kim and Ms. Kim join Tremisis.  We believe their addition will greatly benefit our public stockholders as they have access to significant deal flow and should assist us in successfully completing a transaction.”

For more detailed information regarding the foregoing transactions, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

Tremisis Energy Acquisition Corporation II is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business are not limited to a particular industry.

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